Exhibit 99.1

BLOCKBUSTER REMAINS COMMITTED TO PURSUING

ACQUISITION OF HOLLYWOOD

Company remains optimistic it will complete the Hart-Scott-Rodino process on or before the end of February

DALLAS – Jan. 18, 2005 – Blockbuster Inc. (NYSE: BBI) today announced that it remains committed to pursuing an acquisition of Hollywood Entertainment Corporation (NASDAQ: HLYW) in spite of the recent announcement of the entry into a definitive merger agreement by Hollywood and Movie Gallery, Inc. (NASDAQ: MOVI).

“We are disappointed that the special committee of Hollywood’s board of directors elected to enter into a merger agreement with Movie Gallery without giving Blockbuster a fair opportunity to participate in the auction process,” said John Antioco, Blockbuster Chairman and CEO. “While it no longer makes sense at this time for Blockbuster to commence a tender offer at $11.50 per share in light of the Movie Gallery agreement, we are evaluating the price that Blockbuster would be willing to offer for Hollywood in light of various factors, including the termination fee to Movie Gallery that is included in the merger agreement.”

Blockbuster also announced that, as is common in transactions of this nature, it has received a request for additional information from the Federal Trade Commission under the Hart-Scott-Rodino Regulatory Improvements Act of 1976 in connection with its proposed acquisition of Hollywood. Blockbuster is devoting significant resources to complying with this request and anticipates that it will be in substantial compliance with the request by the first week of February. Blockbuster remains optimistic that it will complete the Hart-Scott-Rodino process by the end of February, if not earlier.

This release contains forward-looking statements relating to Blockbuster’s continued interest in acquiring Hollywood Entertainment Corporation and its expectations with regard to the completion of the related Hart-Scott-Rodino process. Specific forward-looking statements relate to (i) Blockbuster’s commitment to pursuing an acquisition of Hollywood in spite of the recent announcement of the entry into a definitive merger agreement by Hollywood and Movie Gallery, Inc.; (ii) Blockbuster’s evaluation of the price it would be willing to pay for such acquisition and (iii) Blockbuster’s expectations as to the timing of its completion of the Hart-Scott-Rodino process and as to its ability to substantially comply with the related second request from the Federal Trade Commission. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond Blockbuster’s control, including the possible consummation of the recently announced merger between Hollywood and Movie Gallery, Inc. Therefore, Blockbuster can give no assurance that the proposed transaction will be completed or that the conditions to any tender offer Blockbuster may commence will be satisfied. Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) Blockbuster’s ability to provide the necessary information and to take such actions as are necessary to comply with the Federal Trade Commission’s requests of it and to clear the Hart-Scott-Rodino process; (ii) Blockbuster’s and Hollywood’s ability to receive any and all other necessary approvals, including any other necessary governmental or regulatory approvals and the approval of the respective Boards of Directors and stockholders, if applicable; (iii) Blockbuster’s ability to close the financing necessary for the proposed acquisition; (iv) the ability of Blockbuster and Hollywood to negotiate and enter into a confidentiality agreement on terms satisfactory to both parties; (v) the results of Blockbuster’s review of Hollywood information if it is provided

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Blockbuster Press Release

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access to such information; (vi) changes to Blockbuster’s strategy, business plan and pricing model, including its plans regarding use of capital and any related impact on Blockbuster’s offer price; and (vii) other factors as described in filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and discussed under the heading “Disclosure Regarding Forward-Looking Information” in Blockbuster’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004.

THIS IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. A TENDER OFFER TO BUY HOLLYWOOD’S COMMON STOCK MAY BE MADE, IF AT ALL, PURSUANT TO A TENDER OFFER STATEMENT, AN OFFER TO PURCHASE AND RELATED MATERIALS. HOLLYWOOD SHAREHOLDERS SHOULD READ THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND ANY RELATED MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF ANY OFFER. HOLLYWOOD SHAREHOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO ANY TENDER OFFER, IF APPLICABLE, FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM BLOCKBUSTER INC. AT WWW.BLOCKBUSTER.COM.

HOLLYWOOD SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. BLOCKBUSTER AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN HOLLYWOOD AND BLOCKBUSTER. HOLLYWOOD SHAREHOLDERS WILL BE ABLE TO OBTAIN A COPY OF ANY PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE PARTIES (INCLUDING INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE), FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM BLOCKBUSTER INC. AT WWW.BLOCKBUSTER.COM OR FROM HOLLYWOOD ENTERTAINMENT CORPORATION AT WWW.HOLLYWOODVIDEO.COM.

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Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporation Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863
or
Angelika Torres
Director, Investor Relations
(214) 854-4279